Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cimarex Energy Co.:

We consent to the incorporation by reference in the registration statement (No. 333‑230048) on Form S-3 and registration statements (Nos. 333-231840, 333-196169, 333-174361, 333-125621, and 333-100235) on Form S-8 of Cimarex Energy Co. of our reports dated February 23, 2021, with respect to the consolidated balance sheets of Cimarex Energy Co. as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Cimarex Energy Co..

Our report refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of the Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Denver, Colorado
February 23, 2021